SETTLEMENT AGREEMENT

     THIS AGREEMENT is entered into as of this 4th day of May, 2011 by and between Global Green Solutions Inc., a Nevada corporation (the “Company”) and Craig Harting, of 2519 San Marcos Avenue, San Diego, California (“Harting”).

RECITALS:

     WHEREAS Harting is owed US $161,703 in unpaid consulting fees and $15,293 in unpaid expenses by the Company as at November 30, 2010; and

     WHEREAS, Harting has agreed to forgive the consulting fees owed of US $161,703 and to terminate the consulting agreement between the Company and Harting effective November 30, 2010; and

     WHEREAS, the Company and Harting acknowledge that the amount of US $15,293 is due and owing Harting (the “Debt”); and

     WHEREAS, Harting has agreed to accept restricted common shares of the Company in exchange for the Debt and

     WHEREAS, the Company agrees to issue to Harting 101,953 shares of its restricted common stock (the “Shares”) as full and complete satisfaction of the Debt pursuant to Global Green Solutions Inc. Board of Directors authorized resolution dated February 21, 2011.

AGREEMENT

     1. The Company shall settle the Debt effective as at November 30, 2010 and issue Harting 101,953 shares in full and complete satisfaction of the Debt.

     2. Harting agrees to accept the issuance and delivery of 101,953 Shares in full settlement and satisfaction of the Debt, and upon receipt of the Shares hereby agrees that the Debt shall be deemed satisfied in full and hereby releases and forever discharges the Company, and its officers, directors, employees, and agents from any and all causes of action whether known or unknown, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which Harting now or hereafter can, shall or may have.

Initials: “MES”

“CAH”

Settlement Agreement dated the 4th day of May, 2011 by and between
Global Green Solutions Inc. and Craig Harting

     3. Harting is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). Harting understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. Harting understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently a limited trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

     4. Harting represents and warrants that the Shares are being acquired solely for Harting’s own account, for investment purposes only, and not with a view to or in connection with, any resale or distribution. Harting understands that the Shares are nontransferable unless those shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of those shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. Harting further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

     5. Harting has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company. Harting has reviewed such other information regarding the acquisition of the Shares as Harting has (in consultation with such advisors as Harting has deemed appropriate) determined to be necessary or appropriate in the circumstances.

     6. Harting agrees and acknowledges that it is not purchasing the Shares as a result of any “general solicitation or general advertising” (as such term is defined in the Securities Act of 1933 or the rules promulgated thereunder), including any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting where the attendees have been invited by general solicitation or general advertising.

     7. This Settlement Agreement shall be effective as of November 30, 2010 with a contemplated closing and issue date of the Shares on or about May 10, 2011, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

Initials: “MES”

“CAH”

Settlement Agreement dated the 4th day of May, 2011 by and between
Global Green Solutions Inc. and Craig Harting

     8. This Agreement contains the entire understanding among the parties related in any way to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them respecting the within subject matter.

     9. The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     10. This Agreement may be executed at different times and places, in counterparts, and shall be effective as of November 30, 2010. Any party may rely upon a copy of this Agreement received by facsimile or email transmission and bearing another party’s signature as having been signed by such other party, and a copy of this Agreement so received and signed by or on behalf of a party shall have been validly executed to the same extent as if an original copy had been executed.

GLOBAL GREEN SOLUTIONS INC.,

By:	“M. Elden Schorn”
Elden Schorn, Director

“Craig A. Harting”
Craig Harting